Exhibit 99.1

Specialty Laboratories Announces Agreement to
Settle Shareholder Class Action

Santa Monica, Calif., June 14, 2004 - Specialty Laboratories, Inc. (NYSE:SP) (Specialty), a leading hospital-focused clinical reference laboratory, announced today an agreement in principle to settle the securities class action lawsuits brought in the United States District Court for the Central District of California, and subsequently consolidated as “In re Specialty Laboratories Securities Litigation”.

Subject to approval by the District Court, the settlement calls for payment of $12 million, the entirety of which will be paid by Specialty’s insurance carriers, to resolve all claims asserted against Specialty and the individual defendants in this case.

“Although Specialty was fully prepared to defend the litigation, the Company decided to settle in order to put the matter behind us, and allow management to focus on running the business and attending to the needs of our clients,” commented Nicholas R. Simmons, Specialty’s vice-president and general counsel.

The litigation was brought on behalf of a class of investors who purchased the Company’s stock in the open market between December 8, 2000 and April 15, 2002 based on allegedly misleading disclosures regarding Specialty’s state and federal regulatory issues, which were resolved in 2002 with a finding of compliance. Specialty denied the claims in the litigation, and the settlement provides that Specialty does not admit any liability.

About Specialty

Specialty Laboratories performs highly advanced, clinically useful testing services for hospitals, laboratories and physician specialist communities nationwide. With its extensive menu of clinical tests for the diagnosis and treatment-management of disease, Specialty offers clients a single-source solution for their specialized testing needs. Because of Specialty’s focus on high complexity, esoteric testing, the company is strategically aligned with its hospital clients and does not compete with them or their outreach programs for routine testing work. Specialty backs its commitment to outstanding client service with industry-leading, client-focused information technology applications. Specialty also supports its test offering with distinguished R&D capabilities. Through internal research programs and technology partnerships, Specialty develops new and enhanced tests for reliable and cost-effective patient assessment. Specialty’s Web address is www.specialtylabs.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release may contain forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning obtaining a final settlement agreement of the litigation, and approval of the settlement by the District Court. These forward-looking statements involve known and unknown risks which may cause the company’s actual results and performance to be materially different from the future results and performance stated or implied by the forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by Specialty or any other person that Specialty’s objectives or plans will be achieved. Important factors which could cause our actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by Specialty Laboratories, including our periodic filings on Forms 10-K, 10-Q and 8-K.

Contact Information:

Greg Mann

Director, Corporate Communications

Specialty Laboratories

310-586-7261

gmann@specialtylabs.com

Specialty Announces Agreement to Settle Class Action
June 14, 2004